SONY GROUP CORPORATION FORM S-8

Exhibit 4.3

Performance Share Unit (PSU) Regulations

Chapter I General Provisions

Article 1.1 (Purpose)

The purpose of these Performance Share Unit (PSU) Regulations (these “Regulations,” which include any Exhibit and Appendix; the same shall apply hereinafter) is for Sony Group Corporation (the “Corporation”) to set out the circumstances under which the Corporation may issue or transfer shares of its common stock (the “Share(s)”) (the issue or transfer of the Shares is referred to as “deliver” or “delivery”) to the directors, officers or employees of the Corporation or its subsidiaries as stock compensation through the grant of Performance Share Units (as defined in Article 1.3) for the purpose of giving the Recipients (as defined in Article 1.2; the same shall apply hereinafter) an incentive to contribute towards the improvement of the business performance of the Sony Group and thereby improve the business performance by making the economic interest, that the Recipient will receive, correspond to the business performance of the Sony Group.

Article 1.2 (Recipients)

The directors, officers and employees of the Corporation or its subsidiaries subject to these Regulations shall be those listed in each of the following Items and designated by the Corporation as the persons to whom the Shares are to be delivered (the “Recipient(s)”):

(1) directors of the Corporation or its subsidiaries (excluding outside directors);

(2) Senior Executives of the Corporation (including corporate executive officers); and

(3) senior vice presidents, other officers and employees of the Corporation or its subsidiaries.

Article 1.3 (Types of Stock Compensation)

Under these Regulations, the Corporation shall grant the Recipients stock compensation where the Corporation shall grant the Recipients the number of units (the “Units”) (each Unit being a right to receive Shares in accordance with these Regulations; the same shall apply hereinafter) predetermined by the Corporation and shall deliver to the Recipients, upon the expiration of a specified period, the number of Shares determined in accordance with the level of achievement of the indicators linked to the business performance and other factors of the Corporation during such period, as set forth in Exhibit 1 (the “Performance Share Unit” or the “PSU”).

Chapter II Granting of Units

Article 2.1 (Granting of Units)

1.	When the Corporation grants the Units under these Regulations, the following matters shall be determined by (i) the compensation committee of the Corporation (the “Compensation Committee”), when the Units shall be granted to directors or corporate executive officers of the Corporation, or (ii) the representative corporate executive officer of the Corporation (the “Representative Corporate Executive Officer”), when the Units shall be granted to other persons:

(1)	the Recipients of the Units;

(2)	the number of the Units and the date of grant (the “Date of Grant”);

(3)	the conditions and timing of Vesting (as defined below) and the method for determining the number of Shares to be delivered, each as applicable to the Units;

(4)	any other matters necessary for granting the PSU under these Regulations.

2.	The Recipients are not required to pay for the grant of the Units. The Units shall be granted by giving notice of the conditions of the PSU to the Recipients in writing, or by any other means the Corporation deems appropriate.

Chapter III Vesting of Units

Article 3.1 (Vesting of Unit)

1.	Subject to the fulfilment of the conditions set forth in Exhibit 1, the Units shall vest in accordance with the timing set forth in Exhibit 1 (“Vesting,” “Vest” or “Vested” shall mean the vesting of the Units and the Recipient’s right to receive the Shares and the “Vesting Date” shall mean the date of vesting, in accordance with this Chapter, Chapter IV and Exhibit 1), and the Corporation shall deliver to the Recipient the number of Shares determined in accordance with the method set forth in Exhibit 1 (the “Number of Shares for PSU”).

2.	If the total number of the issued Shares increases or decreases due to a stock consolidation or stock split (including free distribution of shares (musho wariate)) before the delivery of the Shares under the preceding Paragraph, the Number of Shares for PSU shall be adjusted by multiplying the Number of Shares for PSU before the adjustment by the ratio of the consolidation or split. In addition, if the Corporation conducts a merger or company split or if it is necessary in other cases to adjust the Number of Shares for PSU before the delivery of the Shares under the preceding Paragraph, the Corporation may appropriately adjust the Number of Shares for PSU to a reasonable extent.

3.	If the Corporation deems it necessary to change the conditions and/or timing of Vesting, or the method for determining the number of Shares to be delivered, in each case as set out in Paragraph 1 of this Article and Exhibit 1, the Corporation may make such changes (i) for the directors or corporate executive officers of the Corporation by a resolution of the Compensation Committee or (ii) for other persons by a decision of the Representative Corporate Executive Officer.

Article 3.2 (Procedures for Delivery of Shares)

1.	When the Units granted to a Recipient Vest, the Corporation shall promptly deliver the Shares to the Recipient in accordance with these Regulations.

2.	The Recipients shall take the necessary procedures for the delivery of the Shares designated by the Corporation. If a Recipient fails to take the procedures properly, the Recipient will lose his/her right to receive the Shares in respect of the relevant Units; provided, however, this shall not apply in cases where the prior consent of the Corporation is obtained.

3.	The delivery of the Shares under Paragraph 1 shall be made by newly recording or transferring such Shares to the share account specified in the following Paragraph through a new issuance of Shares or transfer of treasury Shares in accordance with a decision of the Representative Corporate Executive Officer (the “Issuance or Transfer Decision”).

4.	Each Recipient shall agree to use services and systems (the “Designated Management Services”) provided by a third party designated in advance by the Corporation and shall agree to and comply with the terms and conditions and other matters designated by such third party for the grant and management of the Units, and shall not be entitled to receive the Shares unless such Recipient agrees to and complies with the terms of conditions and other matters designated by such third party.

5.	If the Corporation deems it necessary, each Recipient shall appoint the financial instruments business operator designated in advance by the Corporation, and shall establish a securities account in which any Shares shall be described or recorded through a method designated by the Corporation by the time of the Issuance or Transfer Decision. If the Corporation deems it necessary, in addition to Paragraph 4, each Recipient shall agree to use a third party designated in advance by the Corporation and shall agree to and comply with the terms and conditions and other matters designated by such third party for the procedures for the delivery of the Shares and for the management, disposal and other matters relating to the Shares, and shall not be entitled to receive the Shares unless such Recipient agrees to and complies with the terms and conditions and other matters designated by such third party.

6.	If a Recipient acquires the right to receive the Shares in accordance with these Regulations on the Vesting Date, the Corporation shall be obligated to promptly deliver the Shares to such Recipient in accordance with these Regulations.

7.	(1)	The Corporation or Related Companies of the Corporation (a “Related Company” means a “subsidiary (kogaisha)” as defined in Article 8, Paragraph 3 of the Ordinance on the Terminology, Forms and Preparation Methods of Financial Statements, etc. or an “affiliated company (kanren kaisha)” as defined in Paragraph 5 of such Article; and together with the Corporation, the “Group Companies” and each a “Group Company”) shall grant to each Recipient a monetary compensation receivable in an amount equal to the amount calculated by multiplying the Number of Shares for PSU by the amount to be paid per Share in respect of the relevant issue or transfer of the Shares (the “Issue/Disposal Price”), and the Recipient shall acquire the Shares by contributing the monetary compensation receivable; provided, however, when all or part of the monetary compensation receivables granted to Recipients of the Related Companies are granted by such Related Companies, the Corporation shall assume such Related Companies’ debt obligation owed to such Recipients of the Related Companies in relation to such monetary compensation receivables pursuant to the cumulative debt assumption agreements between the Corporation and the Related Companies. The Recipient of the Related Companies shall contribute in kind both of the monetary compensation receivables granted by such Related Companies and the monetary compensation receivables (if any) granted by the Corporation.

(2)	If deemed necessary by the Corporation, instead of the Related Company granting a monetary compensation receivable in an amount equal to the Issue/Disposal Price to the Recipient, the Corporation may take measures it deems appropriate in order to deliver the Shares, including directing the Related Company to pay money to such Recipient in an amount equal to the amount of such monetary compensation receivable. In this case, such Recipient shall acquire the Shares by paying cash to the Corporation in exchange for the Shares.

8.	The amount to be paid per Share in respect of the issue or transfer of the Shares set out in the preceding Paragraph, Item 1 shall be determined by the Corporation based on the closing price of the Share in the regular trading thereof on the Tokyo Stock Exchange on the trading day immediately preceding the date of the Issuance or Transfer Decision (or, if no trading takes place on such day, the closing price on the immediately preceding trading day) and at a price that is not particularly favourable to the Recipients receiving the Shares and within the range that complies with applicable laws and regulations.

9.	Each Recipient agrees that the Shares to be delivered under Paragraph 1 are not American Depository Receipts (ADRs) but shares of common stock of the Corporation and that the monetary compensation receivable to be granted under Paragraph 7, Item 1 or the money paid to the Corporation under Paragraph 7, Item 2 shall be in Japanese yen.

10.	If any special circumstances make it difficult to deliver the Shares or if the Corporation otherwise deems it necessary, the Corporation may, at its discretion, pay compensation of equal value as a substitute for the delivery of the Shares.

Chapter IV Other Units Handling

Article 4.1 (Extinguishment of Units)

1.	The Recipient shall not be entitled to the delivery of any Shares if the Recipient abandons the Units.

2.	The Units shall lapse and the Recipient will not be entitled to receive any Shares (in Item (8) below, only the Units of which the conditions for the Vesting as provided for in these Regulations are no longer capable of being satisfied) in respect of those Units if any of the following occurs prior to the Vesting Date:

(1)	The Recipient is subject to imprisonment or other serious criminal penalty;

(2)	A petition for the commencement of bankruptcy proceedings, the commencement of civil rehabilitation proceedings or the commencement of any other similar proceedings is filed against the Recipient;

(3)	A petition seeking an attachment, a provisional attachment, a provisional disposition, a compulsory execution or a public auction is filed against the Recipient, or the Recipient receives a penalty for any default on the payment of taxes or other public dues;

(4)	The Recipient ceases to hold all the positions that he or she holds as a director, a corporate executive officer and/or any other officer at, and, if applicable, the Recipient ceases to be an employee of, the Group Companies, on or before the last day of the Performance Evaluation Period (as defined in Exhibit 1) (except in cases where the Recipient ceases to hold all such positions due to his or her death or any other justifiable reason that is approved by and subject to the discretion of the Compensation Committee or the Senior Executive in charge of Human Resources of the Corporation);

(5)	In the event that the Compensation Committee or the Senior Executive in charge of Human Resources of the Corporation deems that the Recipient has (a) violated the Sony Group Code of Conduct or any other written internal regulations of the Group Companies applicable to the Recipient, or has otherwise breached a duty of loyalty owed by the Recipient to the Group Companies, (b) breached the terms of any written employment or services agreement with the Group Companies applicable to the Recipient or (c) taken or failed to take any action that would constitute “cause” as defined in such agreement applicable to the Recipient;

(6)	The Compensation Committee or the Senior Executive in charge of Human Resources of the Corporation determines that the Recipient is in violation of the provisions of these Regulations;

(7)	Subject to applicable law, the Recipient assumes the position of an officer, employee or consultant of, or other similar service-provider with, a company that is deemed by the Compensation Committee or the Senior Executive in charge of Human Resources of the Corporation to have a competitive relationship with the Group Companies (except for cases where the Recipient obtains the prior written approval of the Corporation); or

(8)	to the extent that the conditions for the Vesting as provided for in these Regulations in respect of unvested Units are no longer capable of being satisfied.

3.	If (i) the Corporation delivers the Shares to a Recipient even though the Units of such Recipient are extinguished prior to the Vesting or (ii) the Corporation delivers to a Recipient a number of Shares exceeding the number that should originally be allocated to such Recipient, based on the number of Units held by the Recipient, the Corporation shall, at its discretion, acquire, without any consideration to, or consent of, such Recipient, all of such Shares that should not have originally been allocated, in the sole judgment of the Corporation. In the event that all or part of such Shares are sold by the Recipient prior to such acquisition by the Corporation, the Corporation will have the right to demand that the Recipient pays, in cash, an amount equivalent to the fair market value of the Shares at the time of sale to a Group Company, as requested by the Corporation. If the Recipient receives such demand for payment, the Recipient shall promptly comply with such demand.

4.	Notwithstanding the provisions of the preceding two paragraphs, if a Recipient dies before the Vesting of his/her Units and the Shares related to the Units owned by such Recipient are subsequently allocated to the deceased Recipient or his/her estate, the Corporation may, at its discretion, acquire, without any consideration to, or consent of, such Recipient or his/her estate, all of such Shares allocated after the Recipient’s death, in the sole judgment of the Corporation. In the event that all or part of such Shares are sold by the Recipient or his/her estate prior to such acquisition by the Corporation, the Corporation will have the right to demand that the heirs of the Recipient pay, in cash, an amount equivalent to the fair market value of the Shares at the time of sale to a Group Company, as requested by the Corporation. If the heirs of the Recipient receive such demand for payment, the heirs of the Recipient shall promptly comply with such demand. For the avoidance of doubt, in the event this paragraph is applicable, the Units succeeded by Successor (as defined in paragraph 1 of Article 5.4) shall be handled in accordance with the provisions of paragraph 3 of Article 5.4 and Exhibit 1.

Article 4.2 (Restriction on Disposal of Units)

The Recipient may not transfer or encumber or otherwise dispose of any Units in any manner whatsoever.

Article 4.3 (Handling of Units upon Reorganization)

1.	If:

(1)	a merger (limited to where the Corporation is to be dissolved as a result of the merger);

(2)	an absorption-type company split or incorporation-type company split in which the Corporation is to be split as a result of the company split (limited to where the Corporation is to allot all or a part of the consideration for the company split to the shareholders of the Corporation on the effective date of the company split);

(3)	a share exchange or share transfer (limited to where the Corporation becomes a wholly-owned subsidiary as a result of the share exchange or share transfer);

(4)	a stock consolidation (limited to where the number of the Shares to be issued upon the Vesting of all of the unvested units granted to the Recipients become only fraction less than one (1) Share as a result of the stock consolidation);

(5)	an acquisition of all of the Shares conducted by attaching the wholly call clause set out in Article 108, Paragraph 1, Item 7 of the Companies Act of Japan; or

(6)	a demand for share cash-out covering the Shares (meaning the demand for share cash out set out in Article 179, Paragraph 2 of the Companies Act of Japan),

(collectively, the “Reorganization”) (limited to where the effective date of the Reorganization occurs prior to the delivery of the Shares under Article 3.2) is approved at a shareholders’ meeting of the Corporation (or by the Board of Directors if the approval at a shareholders’ meeting is not required under Item 2 or in the case of Item 6), the Corporation may decide by the resolution of the Compensation Committee or the decision of the Representative Corporate Executive Officer, that any unvested Units (as at immediately before the effective date of the Reorganization) will Vest in the number reasonably determined based on the period that has elapsed between the Date of Grant and the effective date of the Reorganization or any other factors. The Corporation shall issue or pay to Recipients the Shares, compensation or the Shares of the other party to the Reorganization for the Units Vested under the preceding sentence.

In this Paragraph, the effective date of the Reorganization means:

(i)	in the case of an absorption-type merger, the day on which the absorption-type merger becomes effective;

(ii)	in the case of an incorporation-type merger, the day on which the company incorporated in the incorporation-type merger is incorporated;

(iii)	in the case of an absorption-type company split, the day on which the absorption-type company split becomes effective;

(iv)	in the case of an incorporation-type company split, the day on which the company incorporated in the incorporation-type company split is incorporated;

(v)	in the case of a share exchange, the day on which the share exchange becomes effective, in the case of a share transfer, the day on which the wholly-owning parent company incorporated through the share transfer is incorporated;

(vi)	in the case of a stock consolidation, the day on which the stock consolidation becomes effective;

(vii)	in the case of the acquisition of all of the Shares conducted by attaching the wholly call clause set out in Article 108, Paragraph 1, Item 7 of the Companies Act, the acquisition day set out in Article 171, Paragraph 1, Item 3 of the Companies Act of Japan; and

(viii)	in the case of a demand for share cash-out, the acquisition day set out in Article 179-2, Paragraph 1, Item 5 of the Companies Act of Japan.

2.	In order to receive the Shares in respect of the Units that Vest under the preceding Paragraph, the Recipient shall take all required steps for the delivery of the Shares by the deadline determined by the Corporation.

Chapter V Others

Article 5.1 (Expenses, Etc.)

1.	The Recipient shall, at his/her expense and responsibility, pay any income tax and any other taxes or public charges imposed in relation to the acquisition and the Vesting of the Units and the related acquisition and disposal of the Shares delivered. The Recipient shall also bear all other related expenses incurred by the Recipient.

2.	If a Group Company has a withholding obligation for any tax or charge under the preceding Paragraph, the Recipient shall, at the instruction of the Group Company, pay an amount equivalent to such withholding amount by making a transfer to the specified bank account or by other methods designated by the Group Company before the specified deadline.

3.	The Group Company’s designee is authorized to withhold from any payroll or other payment to the Recipients, amounts of withholding and other taxes or fees due in relation to the acquisition and the Vesting of the Units and the related acquisition and disposal of the Shares delivered, and to take any other actions to the extent permissible under applicable law as the Corporation may deem advisable to enable the Group Company and the Recipients to satisfy obligations for the payment of withholding taxes, other tax obligations and other costs and fees (collectively, the “Withholding Taxes”). This authority shall include, either on a mandatory or elective basis in the discretion of the Corporation, authority (a) to withhold or receive shares of common stock of the Corporation or other property and (b) to make cash payments in respect thereof in satisfaction of the Recipients’ tax obligations and other costs and fees in relation to the acquisition and the Vesting of the Units and the related acquisition and disposal of the Shares delivered.

4.	“Any other actions to the extent permissible under applicable law as the Corporation may deem advisable to enable the Group Company and the Recipients to satisfy obligations for the payment of withholding taxes, other tax obligations and other costs and fees” set out in the preceding Paragraph include the method set out in Exhibit 2, whereby the Recipient sells the shares delivered upon vesting through an execution mechanism without his or her instructions in order to cover the Withholding Taxes from the proceeds of the sale. This method applies to all Recipients, except for those who are specifically designated by the Corporation.

Article 5.2 (Compliance with Relevant Laws and Ordinances)

1.	In addition to these Regulations, the Recipients shall comply with the Companies Act of Japan, the Financial Instruments and Exchange Act of Japan, and all other relevant laws and regulations, including, but not limited to, applicable U.S. laws, as well as all internal regulations of the Group Companies, including, but not limited to, the Rules for Prevention of Insider Trading established by the Corporation which are applicable to the Recipients in relation to the acquisition and the Vesting of the Units and the related acquisition and disposal of the Shares.

2.	The Recipient shall, in selling the Shares acquired as a result of the Vesting of the Units, confirm in advance with the Legal Division of the Group Companies (or any other department of the Group Companies in charge of such matters at the time), that such proposed sale is permissible under the Companies Act of Japan, the Financial Instruments and Exchange Act of Japan, and all other relevant laws and regulations, including, but not limited to, applicable U.S. laws, as well as all internal regulations of the Group Companies, including, but not limited to, the Rules for Prevention of Insider Trading established by the Corporation which are applicable to the Recipients; provided, however, that this shall not apply to the Recipients for whom the Legal Division of the Group Companies determines that confirmation in advance is not required.

Article 5.3 (Notification of Change regarding Personal Information, such as Name or Address of Recipient)

1.	If the Recipient changes his or her personal information, such as his or her name or address notified in advance to the Group Companies or a third party designated in advance by the Corporation, the Recipient shall notify the Group Companies or such third party, in writing or in a way separately designated by the Group Companies.

2.	If the Recipient does not make the notification required under the preceding Paragraph, the personal information before the change will be deemed to be the personal information of the Recipient.

Article 5.4 (Inheritance of the PSU)

1.	In the case that the Recipient dies, the person who succeeds to the relevant Units in accordance with applicable laws and regulations (the “Successor”) may succeed to the relevant Units in accordance with the provisions of this Article and other provisions of these Regulations and conditions separately stipulated by the Corporation; provided, however, the number of Successor shall be limited to one (1) person, and in the case that Successor dies, the relevant Units may not be inherited.

2.	Succession of Units pursuant to Paragraph 1 shall be subject to the following conditions: (i) the submission to the Corporation of (a) a written notice of such succession, (b) a copy of the will, legacy division agreement or any other documents necessary for the Corporation to determine the validity of such succession and (c) any other documents deemed necessary by the Corporation, each by the end of the calendar year following the year of the Recipient’s death (however, only if Section 409A of the U.S. Internal Revenue Code of 1986, as amended, does not apply to such Units, the period may be extended if separately approved by the Corporation), and (ii) the approval by the Corporation of such succession.

3.	With respect to such Units succeeded by the Successor pursuant to this Article, in principle, the Corporation shall pay to the Successor the amount of cash determined by the Corporation based on the market price of the Shares on the Vesting Date as a cash payment having a value equivalent to such Units instead of delivery of the Shares corresponding to the Number of Shares for PSU determined upon Vesting in accordance with Exhibit 1.

Article 5.5 (Handling in case of Disciplinary Dismissal, etc. of Recipient)

In the case that the Recipient ceases to hold all the positions that he or she holds as a director, a corporate executive officer and/or any other officer at, and, if applicable, ceases to be an employee of, the Group Companies due to disciplinary dismissal, resignation under instruction, or any other reason reasonably determined by the Group Companies to be equivalent thereto, and such Recipient is using the Designated Management Services provided in Article 3.2, Paragraph 4, such Recipient agrees in advance that the Shares held by the Recipient may be sold in accordance with the instructions of the Corporation and that the Recipient may not use the Designated Management Services after such sale.

Article 5.6 (Handling of Personal Information)

Personal information of the Recipient obtained from the Recipient may be used by the Corporation in order to prepare and manage the shareholders registry provided for in the Companies Act of Japan and to conduct other necessary procedures for the purpose of performing these Regulations. The Recipient also hereby agrees that the Corporation may provide personal information of the Recipient held by the Corporation to the third parties designated in advance by the Corporation as defined in Article 3.2, Paragraph 4, the financial instruments business operator and third parties designated in advance by the Corporation as defined in Article 3.2, Paragraph 5, securities firms, trust banks or the like in Japan or other countries, in order to engage the aforementioned persons to perform the operations necessary to fulfill these Regulations, and that the aforementioned persons may use such personal information of the Recipient.

Article 5.7 (Corporation’s Exemption from Liability)

Even if, after the completion of the procedures for delivery of the Shares to the Recipient, there is a delay in the recording of the Shares into the account of the Recipient due to the negligence of the officers or the employees of the Group Companies or another related party involved in the new issuance of the Shares or transfer of treasury Shares, and, as a result, the Recipient incurs loss or damage, or the Recipient incurs loss or damage for any other reason, neither the Group Companies, nor any of their directors, officers or employees, will be liable for any loss or damage in relation to the PSU.

Article 5.8 (Severability)

If any provision of these Regulations, or any part thereof, is held to be invalid or unenforceable in any jurisdiction, then, for the purposes of that jurisdiction only, such provision will be deleted and the remainder of these Regulations and the remainder of the provisions that are held to be partly invalid or unenforceable shall continue to exist in full force and effect.

Article 5.9 (Performance or Compliance in accordance with Laws and Regulations)

1.	If it is necessary for the reason that the Recipient is deemed a resident of any country other than Japan, or for any other reason, so that, pursuant to any laws or regulations (including those of any country other than Japan) applicable to such Recipient, such Recipient or the Group Companies shall be required to perform or comply with certain procedures in relation to the acquisition and the Vesting of the Units and the related acquisition and disposal of the Shares, such Recipient shall notify the Group Companies in advance of the necessity to perform or comply with such procedures and the contents thereof, and perform or comply with such procedures that are required to be performed or complied with by such Recipient himself or herself, and request the Group Companies to perform or comply with the procedures that are required to be performed or complied with by the Group Companies. In case that the request shall be made by the Recipient for the Group Companies to perform or comply with such procedures, the Group Companies shall independently consider the necessity for the performance or compliance, and, if the Group Companies shall come to the conclusion that it is necessary to do so, it shall perform or comply with such procedures.

2.	The Recipient shall pay for all expenses, which may arise in connection with the procedures provided for in the immediately preceding Paragraph, and shall fully indemnify the Group Companies against all such costs, expenses, and damages, which may arise or which the Group Companies may incur, in connection with such procedures.

Article 5.10 (Governing Law; Jurisdiction)

1.	These Regulations are governed by, and shall be construed in accordance with, the laws of Japan.

2.	The Tokyo District Court of Japan has exclusive jurisdiction as the court of first instance in regard to any dispute relating to these Regulations.

Article 5.11 (Language and Time)

1.	If the meaning of these Regulations translated into a language other than Japanese differs from the Japanese version, the Japanese version shall prevail.

2.	Unless otherwise specified in these Regulations, the provisions concerning the date and time in these Regulations shall be based on Japanese Standard Time.

Article 5.12 (Amendment or Abolition)

1.	The establishment, amendment, or repeal of these Regulations shall be made by a resolution of the Compensation Committee of the Corporation. Provided, however, that minor amendments concerning administrative or procedural matters not related to the terms of the rights of the Recipients, such as the correction of typographical errors, may be made with the approval of the Senior Executive in charge of Human Resources of the Corporation.

2.	If it is discovered that the provisions of these Regulations do not conform to the Companies Act of Japan, the Financial Instruments and Exchange Act of Japan, the Corporate Tax Act of Japan, the Income Tax Act of Japan, or any other relevant laws or regulations, or, if the provisions of these Regulations cease to conform to those laws or regulations, or if the change is not disadvantageous to the Recipients, the Corporation may amend the required provisions, without giving notice of the amendment to the Recipients.

3.	When the change is disadvantageous to the Recipients, or in any other cases the Corporation deems necessary, the Corporation may propose to the Recipients amendments to these Regulations. If the Recipient fails to make an objection in writing, with reasonable cause, to the Corporation within three weeks from the receipt of such proposal, these Regulations will be deemed to have been automatically amended in accordance with the Corporation’s proposal.

4.	If these Regulations are amended pursuant to one of the preceding two paragraphs, and the Corporation expressly indicates to the Recipients in the proposal of the amendment by any of the manners pursuant to Article 5.13 that such amendment shall be retroactively effective to the date of enactment of these Regulations, such amendment shall be retroactively effective to such date of enactment of these Regulations to the extent permitted under applicable law.

Article 5.13 (Manner of Notice)

Notices by the Corporation to the Recipient under these Regulations shall be made in any of the following manners:

(1)	delivering (including mailing) a written notice to the address of the Recipient;

(2)	sending documents to the Recipient at his/her department in the Corporation (including the Group Companies) or sending electronic data to the e-mail address of the Recipient at the Corporation (including the Group Companies);

(3)	giving notice on the web site of the Corporation (including the Group Companies); or

(4)	giving notice on the web site of the third parties, as defined in Article 3.2, Paragraph 4 or Article 3.2, Paragraph 5.

Article 5.14 (Handling of Matters Not Provided For Herein)

The Recipient and the Corporation shall confer in good faith to resolve any matter not stipulated in these Regulations, and the Corporation may reasonably determine such matter if the Recipient fails to confer with the Corporation or if the Recipient and the Corporation confer but still fail to reach an agreement.

ADDENDUM

Article 1:

These Regulations shall be enacted and become effective as of October 30, 2026.

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EXHIBIT 1 (Vesting Conditions and Related Provisions)

1. Conditions and Timing of Vesting and Method for Determining the Number of Shares to be Delivered

(1) Subject to the Recipient continuously holding any position as a director, a corporate executive officer or any other officer at, or as an employee of, any of the Group Companies from the Date of Grant through the last day of the three-year period (consisting of three fiscal years) commencing on the first day of the fiscal year in which the Date of Grant falls (the “Performance Evaluation Period”), the Units shall Vest and the Number of Shares for PSU, which is equal to (a) the number of Units granted multiplied by (b) the Calculation Rate (as defined in Paragraph (2) below), calculated based on the level of achievement of the performance conditions (with any resulting fraction of a Share rounded up), shall be determined on the Vesting Date (which the Corporation may designate in its sole discretion and which shall in principle, be the first August 1 that falls after the end of the Performance Evaluation Period (or, if such date falls on a holiday of the Corporation, the following business day)), and the Corporation shall reasonably promptly deliver the Shares corresponding to the Number of Shares for PSU to the Recipient.

(2) Notwithstanding paragraph (1) above, if the Recipient ceases to hold his or her position as a director, a corporate executive officer or any other officer at, or as an employee of any of, the Group Companies due to death, the timing of Vesting and the Number of Shares for PSU shall be as set forth in (a) below, and if, on or before the last day of the Performance Evaluation Period, the Recipient ceases to hold all such positions due to any justifiable reason other than death that is approved by and subject to the discretion of the Compensation Committee or the Senior Executive in charge of Human Resources of the Corporation, the timing of Vesting and the Number of Shares for PSU shall be as set forth in (b) below.

(a) In the case that the Recipient ceases to hold such position due to the Recipient’s death:

(i) Timing of Vesting

The Units shall Vest on the date of the approval of the Corporation in accordance with Article 5.4, Paragraph 2, provided, however, that the Corporation may adjust the date of the Vesting within a reasonable extent from the perspective of administrative procedures.

(ii) Number of Shares for PSU

The number of Shares to be delivered shall be determined based on the number of Units held by the Recipient as of his or her death, taking into account the level of achievement of the performance conditions with such adjustments as the Corporation considers necessary or desirable (as set forth in Paragraph 2.(2) below); provided, however, that the Compensation Committee or the Senior Executive in charge of Human Resources of the Corporation may adjust the Number of Shares for PSU to a reasonable extent.

(b) In the case that the Recipient ceases to hold such position due to any justifiable reason other than death that is approved by and subject to the discretion of the Compensation Committee or the Senior Executive in charge of Human Resources of the Corporation:

(i) Timing of Vesting

The Units shall Vest on the first August 1 that falls after the end of the Performance Evaluation Period (or, if such date falls on a holiday of the Corporation, the following business day); provided, however, that if the Compensation Committee or the Senior Executive in charge of Human Resources of the Corporation determines that special circumstances exist under which the Units should Vest prior to such date, then, subject to compliance with applicable laws and regulations, the Units shall Vest on the first day of the month following the month in which the Recipient ceases to hold all such positions (or, if such date falls on a holiday of the Corporation, the following business day). In either case, the Corporation may adjust the date of the Vesting within a reasonable extent from the perspective of administrative procedures.

(ii) Number of Shares for PSU

The number of Shares to be delivered shall be determined based on the number of Units held by the Recipient as of the time the Recipient ceases to hold all such positions, taking into account the level of achievement of the performance conditions with such adjustments as the Corporation considers necessary or desirable (as set forth in Paragraph 2.(2) below) and the Recipient’s period of service. When determining the Recipient’s period of service to calculate the Number of Shares for PSU, the ratio of (A) the number of months in the period from (x) the month including the Date of Grant to (y) the month including the date that the Recipient ceases to hold all such positions to (B) the number of months in the period from (x) the month including the Date of Grant to (y) the month including the last day of the Performance Evaluation Period shall be used. The Compensation Committee or the Senior Executive in charge of Human Resources of the Corporation may adjust the Number of Shares for PSU to a reasonable extent.

2. Method for Calculating the Calculation Rate

(1) The “Calculation Rate” shall be determined for the Performance Evaluation Period as follows. First, (i) the percentage applicable under (i)(a) through (c) of the table below (the “TOPIX Calculation Rate”) shall be determined based on the value obtained by dividing the Corporation’s Total Shareholder Return (“TSR”) by the growth rate of the TOPIX (including dividends). Second, (ii) the percentage applicable under (ii)(a) through (d) of the table below (the “S&P500 Calculation Rate”) shall be determined based on the percentile ranking of the Corporation’s TSR when the Corporation’s TSR and the TSRs of the companies constituting the Standard & Poor’s 500 Stock Index (S&P500) as of the first day of the Performance Evaluation Period (the “S&P500 Constituent Companies”) are ranked in ascending order (provided that any company that becomes a constituent of the S&P500 after the first day of the Performance Evaluation Period shall be excluded from the S&P500 Constituent Companies, and any company that ceases to be a constituent of the S&P500 during the Performance Evaluation Period shall be deemed to rank last among the S&P500 Constituent Companies for purposes of such ranking). The Calculation Rate shall then be obtained by adding the S&P500 Calculation Rate to the TOPIX Calculation Rate (or, if the S&P500 Calculation Rate is a negative percentage, subtracting the absolute value thereof from the TOPIX Calculation Rate), with the result rounded to two decimal places. The Calculation Rate shall have a floor of 0% and a cap of 200%; provided, however, that if the Corporation’s TSR is less than 100%, the Calculation Rate shall have a cap of 100%.

(2) When taking into account the level of achievement of the performance conditions in calculating the Number of Shares for PSU under paragraph 1.(2)(a) above (i.e., in the case that the Recipient ceases to hold such position due to the Recipient’s death) and 1.(2)(b) above (i.e., in the case that the Recipient ceases to hold such position due to any justifiable reason other than death that is approved by and subject to the discretion of the Compensation Committee or the Senior Executive in charge of Human Resources of the Corporation), the Calculation Rate shall be calculated by deeming the last day of the fiscal year immediately preceding the fiscal year in which the Vesting Date falls to be the last day of the Performance Evaluation Period; provided, however, that if the Vesting Date falls during the fiscal year in which the Date of Grant falls, the Calculation Rate shall be 100%.

(3) Notwithstanding paragraphs (1) and (2) above, if the Compensation Committee determines that any event has occurred that has a material effect on the method for calculating or the result of the Calculation Rate (including, for example, the discontinuation of any reference index), the Compensation Committee may make a reasonable adjustment to the method for calculating or the result of the Calculation Rate.

	Rate Component	Condition	Applicable Rate
(i)	TOPIX Calculation Rate	(a) If the value obtained by dividing the Corporation’s TSR by the growth rate of the TOPIX (including dividends) is less than 50%:	0%
		(b) If the value obtained by dividing the Corporation’s TSR by the growth rate of the TOPIX (including dividends) is 50% or more but less than 200%:	The value obtained by dividing the Corporation’s TSR by the growth rate of the TOPIX (including dividends)
		(c) If the value obtained by dividing the Corporation’s TSR by the growth rate of the TOPIX (including dividends) is 200% or more:	200%
(ii)	S&P500 Calculation Rate	(a) If, when the Corporation’s TSR and the TSRs of the S&P500 Constituent Companies are ranked in ascending order, the Corporation’s TSR falls below the 25th percentile:	-10%
		(b) If, when the Corporation’s TSR and the TSRs of the S&P500 Constituent Companies are ranked in ascending order, the Corporation’s TSR falls at or above the 25th percentile but below the 50th percentile:	A rate between -5% or more and less than 0%, calculated in proportion to the Corporation’s relative position within the range from the 25th percentile to the 50th percentile
		(c) If, when the Corporation’s TSR and the TSRs of the S&P500 Constituent Companies are ranked in ascending order, the Corporation’s TSR falls at or above the 50th percentile but below the 75th percentile:	A rate between 0% or more and less than 10%, calculated in proportion to the Corporation’s relative position within the range from the 50th percentile to the 75th percentile
		(d) If, when the Corporation’s TSR and the TSRs of the S&P500 Constituent Companies are ranked in ascending order, the Corporation’s TSR falls at or above the 75th percentile:	10%

The Corporation’s TSR, the growth rate of the TOPIX (including dividends) and the TSRs of the S&P500 Constituent Companies shall each be calculated in accordance with the following formulas:

The Corporation’s TSR (Note 1)	=	Average share price for the 1 month ending on the last day of the Performance Evaluation Period (see Note 2) + the aggregate amount of dividends per Share paid by the Corporation with respect to dividends with a record date falling within the Performance Evaluation Period
Average share price for the 1 month ending on the day immediately preceding the first day of the Performance Evaluation Period (see Note 3)

Note 1: If the Corporation conducts a stock consolidation, stock split, merger or company split, or if it is necessary in other cases to make adjustments accordingly, the Corporation may appropriately adjust the average share price and the aggregate amount of dividends per Share to a reasonable extent.

Note 2: “Average share price for the 1 month ending on the last day of the Performance Evaluation Period” shall be the simple average of the closing prices of the Shares on the Tokyo Stock Exchange for the 1 month ending on the last day of the Performance Evaluation Period.

Note 3: “Average share price for the 1 month ending on the day immediately preceding the first day of the Performance Evaluation Period” shall be the simple average of the closing prices of the Shares on the Tokyo Stock Exchange for the 1 month immediately preceding the Performance Evaluation Period without including the commencement date of the Performance Evaluation Period.

The growth rate of the TOPIX (including dividends)	=	Average of the closing prices of the TOPIX (including dividends) calculated by Japan Exchange Group for the 1 month ending on the last day of the Performance Evaluation Period
Average of the closing prices of the TOPIX (including dividends) calculated by Japan Exchange Group for the 1 month ending on the day immediately preceding the first day of the Performance Evaluation Period

The TSRs of the S&P500 Constituent Companies	=	The simple average of the closing prices (see Note 1) of each S&P500 Constituent Company for the 1 month ending on the last day of the Performance Evaluation Period + the aggregate amount of dividends per share of each S&P500 Constituent Company with respect to dividends with a record date falling within the Performance Evaluation Period (see Note 1)
The simple average of the closing prices (see Note 1) of each S&P500 Constituent Company for the 1 month ending on the day immediately preceding the first day of the Performance Evaluation Period

Note 1: Data provided by Bloomberg L.P. shall be used in principle; however if for any reason Bloomberg L.P.’s data is not available, data provided by any other third party reasonably determined by the Corporation to be appropriate shall be used. Neither the Group Companies nor any of their directors, officers or employees, will be liable for any loss or damage incurred by the Recipient in relation to any errors, omissions, delays, or other deficiencies in such data provided by Bloomberg L.P. or any other third party.

EXHIBIT 2 (Provisions concerning the sale of Shares relating to Withholding Taxes)

1. Recipients to which these provisions apply

This Exhibit shall apply to all Recipients, except for those who are separately designated by the Corporation in accordance with Article 5.1, Paragraph 4.

2. Definitions

(1)	the “Planned Number of Shares to be Sold” means the number of Shares to be sold on the Sale Date out of the Shares delivered to the Recipient.

(2)	the “Sale Date” means the Original Sale Date and the Continued Sale Date.

(3)	the “Original Sale Date” means the date that is one (1) Trading Day after the date on which the Shares are delivered to the Recipient following the Vesting of the Units.

(4)	the “Continued Sale Date” means, in the case that all or part of the Shares cannot be sold on the Original Sale Date or the previous Continued Sale Date, the consecutive Trading Day(s) following the Original Sale Date or the previous Continued Sale Date on which the remaining of the Planned Number of Shares to be Sold will be sold.

(5)	the “Trading Day” means a day on which the Tokyo Stock Exchange (or, if the Shares are not listed on the Tokyo Stock Exchange, the principal stock exchange on which the Shares are listed), is open for trading.

3. The Planned Number of Shares to be Sold

The Planned Number of Shares to be Sold shall be calculated by the following formula (any fraction less than one Share resulting from such calculation will be rounded up to the nearest Share) and will be sold by placing a market order on the Sale Date.

Planned Number of Shares to be Sold =	a
b

‘a’ is equal to the estimated amount of Withholding Taxes withheld upon the Vesting of Units.

‘b’ is equal to the share price of the Shares, which will be reasonably calculated by the Corporation based on the market price at or around the time of sale of the Shares on the Tokyo Stock Exchange (or, if the Shares are not listed on the Tokyo Stock Exchange, the principal stock exchange on which the Shares are listed).

If all or part of the sale of the Planned Number of Shares to be Sold cannot be completed on an Original Sale Date, the number of Shares to be sold on each Continued Sale Date will be obtained by subtracting the number of the Shares that has been sold during the period from the Original Sale Date to the Trading Day immediately prior to the relevant Continued Sale Date from the Planned Number of Shares to be Sold.